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                                                                      Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the use of our report included herein and to the references to our firm included in the Annual Report on Form 11-K for the NCI 401(k) Profit Sharing Plan.

         We also consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-14957 and No. 33-52078) pertaining to the NCI 401(k) Profit Sharing Plan of our report dated June 13, 2003 with respect to the statements of net assets available for benefits of the NCI 401(k) Profit Sharing Plan as of December 31, 2002 and 2001, and the related statement of changes in net assets available for benefits for the year ended December 31, 2002, included in this Annual Report on Form 11-K.

                                                /s/ KOLKHORST & KOLKHORST
                                                Kolkhorst & Kolkhorst

Houston, Texas
June 23, 2003